Exhibit 5.1

The New York Times Building

37th Floor

620 Eighth Avenue

New York, NY 10018-1405

212.808.2700

Fax 212.286.9806

June 6, 2018

SITO Mobile, Ltd.

The Newport Corporate Center

100 Town Square Place, Suite 204

Jersey City, NJ 07310

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-8 (the “Registration Statement”) of SITO Mobile, Ltd., a Delaware corporation (the “Company”), filed on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers an aggregate of 2,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, issuable pursuant to awards (“Awards”) granted under the Company’s 2017 Equity Incentive Plan (the “2017 Plan”).

We have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation, as amended and restated, and the Amended and Restated Bylaws of the Company, the 2017 Plan and such other documents as we have deemed appropriate in rendering this opinion. As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us, other than by the Company or its officers, as originals and the authenticity of all documents submitted to us as copies of originals. Based on the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of the 2017 Plan and the applicable Award, will be legally issued, fully paid and non-assessable.

This opinion is being furnished to you solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon, quoted in any manner to, or delivered to any other person or entity, without in each instance our prior written consent.

We express no opinion herein as to the law of any state or jurisdiction other than the General Corporation Law of the State of Delaware, including statutory provisions and all applicable provisions of the State of Delaware and reported judicial decisions interpreting such laws of the State of Delaware and the federal laws of the United States of America.

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www.pepperlaw.com

SITO Mobile, Ltd.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Pepper Hamilton LLP
Pepper Hamilton LLP